UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2012
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4134 Business Park Drive, Amarillo, Texas 79110-4225
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Amarillo Biosciences, Inc. (ABI) has license and supply agreements with Hayashibara Biochemical Laboratories (HBL), the sole supplier of human interferon alpha (IFNα) and anhydrous crystalline maltose (ACM) to the Company. In an 8-K dated February 4, 2011, ABI indicated that HBL had filed a petition for corporate reorganization with the Tokyo District Court. Based on a letter to customers dated February 2, 2011 from the provisional administrator appointed by the Court, ABI stated in the 8-K that it did not expect any disruption in the supply of IFNα or ACM from HBL.

As of February 1, 2012, HBL began operating under the name Hayashibara Company, Ltd. (HBC) as a wholly-owned subsidiary of Nagase Corporation. In correspondence dated April 21 and received April 23, 2012, HBC’s representative Dr. Alan Richards indicated that “after months of deliberation Hayashibara Company, Ltd. has decided to permanently halt production of IFNα.”

In light of this statement, it appears likely that our agreement with HBC will be terminated or substantially modified. ABI is exploring potential alternate methods of supplying IFNα to its customers, including questioning HBC as to the possibility of gaining access to HBC’s existing inventory of IFNα as well as its reagents and technology related to production of IFNα. Dr. Richards indicated in his correspondence that: “Hayashibara should be able to address those questions in the near future.”

ABI’s license and supply agreement with HBC with respect to ACM was not impacted by this decision regarding IFNα and remains in full force.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE:  April 24, 2012

AMARILLO BIOSCIENCES, INC.

By:   /s/ Joseph M. Cummins
Joseph M. Cummins, President, Chief Operating Officer